ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into effective as of June 16, 2005 (the “Effective Date”) by and among NURSES PRN, LLC, a Florida limited liability company (“Company”) and NURSES PRN ACQUISITION CORP., a Nevada corporation (“Purchaser”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated June 16, 2005, by and among the Purchaser, the Company, Medical Staffing Solutions, Inc. Aftab Adamjee, Robert Murphy and Linda Romano (the “Purchase Agreement”), the Purchaser is purchasing certain assets of the Company, in partial consideration for which, the Purchaser will assume certain of the Company’s liabilities, as provided herein, and

WHEREAS, this Agreement is made subject to all of the terms, conditions, and provisions of the Purchase Agreement, including without limitation, the provisions thereof pertaining to the respective indemnification rights of the Purchaser and the Company. Capitalized terms not otherwise defined herein shall have the same meanings as in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser and the Company hereby agree as follows:

1. Effective as of the Closing, the Company hereby assigns, transfers, and delivers to the Purchaser, and the Purchaser hereby assumes and agrees to perform, pay or discharge, when due, all liabilities, obligations and commitments arising out of, resulting from, or relating to the Assumed Liabilities.

2. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

3. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY	PURCHASER

NURSES PRN, LLC	NURSES PRN ACQUISITION CORP.

By:/s/ Robert Murphy	By: /s/ Dr. Brajnandan B. Sahay
Robert Murphy, President	Dr. Brajnandan B. Sahay, President